Exhibit 23.1

Consent of Independent Auditor

We consent to the inclusion in this Current Report (Form 8-K) of Nile Therapeutics, Inc., filed with the Securities and Exchange Commission, of our report dated August 14, 2007, with respect to our audit of the financial statements of Nile Therapeutics, Inc., as of June 30, 2007 and for the period from August 1, 2005 through June 30, 2007, and for the six month period from January 1, 2007 through June 30, 2007.

/s/Hays & Company, LLP

New York, N.Y.
September 21, 2007